Exhibit 4.2
PLACEMENT AGENT WARRANT
ROCKWELL MEDICAL TECHNOLOGIES, INC.
Warrant To Purchase Common Stock
Warrant No.: :
Number of Shares of Common Stock:
Date of Issuance: October 5, 2009 (“Issuance Date”)
          Rockwell Medical Technologies, Inc., a Michigan corporation (the “Company”), hereby certifies that, for good and valuable consideration as partial compensation for placement agent services, the receipt and sufficiency of which are hereby acknowledged, [JMP Securities LLC]/[Wedbush Securities Inc.], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date six (6) months after the date hereof (the “Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below),                      (                    ) fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 15. This Warrant is the Warrant to purchase Common Stock (this “Warrant”) issued pursuant to that certain Placement Agency Agreement, dated as of September 29, 2009 (the “Closing Date”), by and among the Company, [JMP Securities LLC]/[Wedbush Securities Inc.] and the Holder (the “Placement Agency Agreement”) pursuant to the Company’s Registration Statement on Form S-3, (File number 333-160791) (the “Registration Statement”)
          1. EXERCISE OF WARRANT.
               (a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(d)), this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part (but not as to fractional shares), by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) if both (A) the Holder is not electing a Cashless Exercise (as defined below) pursuant to Section 1(d) of this Warrant and (B) a registration statement registering the issuance of the Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”), is effective and available for the issuance of the Warrant Shares, or an exemption from registration under the Securities Act is available for the issuance of the Warrant Shares, payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds (a “Cash Exercise”). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. In the event of an exercise of this Warrant for all Warrant Shares then issuable hereunder, this Warrant shall be surrendered to the Company by the second (2nd) Business Day following the date on which the Company has received each of the

Exercise Notice and, if this Warrant is being exercised pursuant to a Cash Exercise, the Aggregate Exercise Price (the “Exercise Delivery Documents”). On or before the first (1st) Business Day following the date on which the Company has received the Exercise Delivery Documents, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if the certificates are required to bear a legend regarding restriction of transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all issuance or withholding taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an affiliate thereof or any other tax liability that may arise as a result of holding or transferring this Warrant or the Warrant Shares.
               (b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $9.55 per share of Common Stock, subject to adjustment as provided herein.
               (c) Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within three (3) Business Days of receipt of the Exercise Delivery Documents, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, and if on or after such date, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a
“Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the
“Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares or credit such Holder’s balance account with DTC) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares or credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the date of exercise.
               (d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C) B
          For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised (which shall include both the number of Warrant Shares issued to the Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

B=	the average of the closing prices of the shares of Common Stock (as reported by Nasdaq) for the five Trading Days immediately preceding (but not including) the date of the Exercise Notice (the “Fair Market Value”).

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.
               (e) Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Placement Agency Agreement.
               (f) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.
               (g) Limitations on Exercises. The Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Holder (together with such Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of

Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being acknowledged that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act, and the Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase will only apply to the Holder and not to any other holder of Warrants.
               (h) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.
          2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:
               (a) Adjustment upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Closing Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Closing Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:
               (a) any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Closing Bid Price of the shares of Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the Closing Bid Price of the shares of Common Stock on the Trading Day immediately preceding such record date; and
               (b) the number of Warrant Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a); provided that in the event that the Distribution is of shares of Common Stock (or common stock) (“Other Shares of Common Stock”) of a company whose common shares are traded on a national securities exchange or a national automated quotation system, then the Holder may elect to receive a warrant to purchase Other Shares of Common Stock in lieu of an increase in the number of Warrant Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares of Common Stock that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (a) and the number of Warrant Shares calculated in accordance with the first part of this paragraph (b).
          4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.
               (a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time prior to the Expiration Date, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

               (b) Fundamental Transactions; Parent Entities. The Company shall not enter into or be party to a Fundamental Transaction unless (i) if the Successor Entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the Successor Entity assumes in writing all of the obligations of the Company under this Warrant pursuant to written agreements in form and substance reasonably satisfactory to the Holder, including agreements to deliver to each holder of Warrants in exchange for such Warrants a written instrument issued by the Successor Entity substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately prior to such Fundamental Transaction, and (ii) if the Successor Entity is not a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the Successor Entity assumes in writing all of the obligations of the Company under this Warrant pursuant to written agreements in form and substance reasonably satisfactory to the Holder, including agreements to deliver to each holder of Warrants in exchange for such Warrants a written instrument issued by the Successor Entity substantially similar in form and substance to this Warrant exercisable for the consideration that would have been issuable in the Fundamental Transaction in respect of the Warrant Shares had this Warrant been exercised immediately prior to the consummation of the Fundamental Transaction. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.
     Notwithstanding the foregoing, in the event of a Change of Control other than one in which a Successor Entity that is a publicly traded corporation whose stock is quoted or listed for trading on an Eligible Market assumes this Warrant such that the Warrant shall be exercisable for the publicly traded Common Stock of such Successor Entity, then at the request of the Holder delivered before the 15th day after such Change of Control (such a request, a “Black Scholes Exercise”), the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five Business Days after such request (or, if later, within five Business Days after the effective date of the Change of Control), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Change of Control.
     In the event that any person becomes a Parent Entity of the Company, such person shall assume all of the obligations of the Company under this Warrant with the same effect as if such person had been named as the Company herein.
          5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Amended and Restated Articles of Incorporation, Amended and Restated Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (ii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized but unissued and otherwise unreserved shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, the number of shares of Common Stock which are then issuable and deliverable upon exercise of this entire Warrant (without regard to any limitations on exercise).
          6. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.
          7. REISSUANCE OF WARRANTS.
               (a) Registration of Warrant. The Company shall register this Warrant, upon the records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the Registered Holder of this Warrant as the absolute owner hereof for purposes of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company shall also register any transfer, exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register.
               (b) Transfer of Warrant. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may be required by applicable securities laws. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(e)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(e)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.
               (c) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(e)) representing the right to purchase the Warrant Shares then underlying this Warrant.
               (d) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(e)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.
               (e) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(b) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.
          8. NOTICES. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 8 at or prior to 5:00 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 8 on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices or communications shall be: (a) if to the Company, to Rockwell Medical Technologies, Inc., 30142 Wixom Road, Wixom, Michigan 48393 Attention: Thomas E. Klema, Facsimile No.: (248) 960-9119 (or such other address as the Company shall indicate in writing in accordance with this Section 8) or (b) if to the Holder, to the address or facsimile number set forth in the Placement Agency Agreement (or such other address as the Holder shall indicate in writing in accordance with this Section 8).
          9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.
          10. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.
          11. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.
          12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the Placement Agency Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. Notwithstanding the foregoing or anything else herein or in the Placement Agency Agreement to the contrary, if the Company is for any reason unable to issue and deliver Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof, the Company shall have no obligation to pay to the Holder any cash or other consideration or otherwise “net cash settle” this Warrant.
          13. [INTENTIONALLY OMITTED.]
          14. REGISTRATION RIGHTS; LOCK-UP RESTRICTION.
               (a) The Holder is not entitled to any registration rights, except for the right of the Placement Agent to require the Company to include this Warrant, the exercise of this Warrant and the Warrant Shares in the Prospectus (as defined in the Placement Agency Agreement).
               (b) In accordance with Rule 5110(g) of the FINRA Rules, this Warrant and the Warrant Shares shall not be sold during the Offering (as defined in the Placement Agency Agreement), or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date hereof.
          15. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:
               (a) “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Change of Control and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (ii) an expected volatility equal to the greater of 75% and the 30-day volatility obtained from the HVT function on Bloomberg on such date.
               (b) “Bloomberg” means Bloomberg Financial Markets.
               (c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
               (d) “Change of Control” means any Fundamental Transaction other than (A) any consolidation or merger, statutory share exchange, reorganization, recapitalization or reclassification of the Common Stock, in which holders of the Company’s voting power immediately prior to such consolidation or merger, statutory share exchange, reorganization, recapitalization or reclassification continue after such consolidation or merger, statutory share exchange, reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

               (e) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
               (f) “Common Stock” means (i) the Company’s shares of Common Stock, no par value per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.
               (g) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Capital Market.
               (h) “Expiration Date” means the date thirty-six (36) months after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday, as the same may be extended pursuant to Section 1(e) hereof.
               (i) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer) made pursuant to a written agreement with the Company, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) amend its articles of incorporation to reorganize, recapitalize or reclassify its Common Stock pursuant to which the Common Stock is converted into or exchanged for other securities, cash or property.

               (j) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
               (k) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
               (l) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
               (m) “Principal Market” means The NASDAQ Global Market.
               (n) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.
               (o) “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

ROCKWELL MEDICAL TECHNOLOGIES, INC.
By:
Name:
Title

EXHIBIT A
EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK
ROCKWELL MEDICAL TECHNOLOGIES, INC.
The undersigned holder hereby exercises the right to purchase                      of the shares of Common Stock (“Warrant Shares”) of Rockwell Medical Technologies, Inc., a Michigan corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.
1. Exercise Price. The Holder intends that payment of the Exercise Price shall be made as (check one):
                          “Cash Exercise” under Section 1(a)
                          “Cashless Exercise” under Section 1(d)
2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise, the Holder shall pay the Aggregate Exercise Price in the sum of $                     to the Company in accordance with the terms of the Warrant.
3. Delivery of Warrant Shares. The Company shall deliver to the holder                      Warrant Shares in accordance with the terms of the Warrant.
4. Representations and Warranties. By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 1(g) of this Warrant to which this notice relates.
Date:                      ___, ___

Name of Registered Holder

By:

Name:
Title:

ACKNOWLEDGMENT
The Company hereby acknowledges this Exercise Notice and hereby directs American Stock Transfer and Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated October 5, 2009 from the Company and acknowledged and agreed to by American Stock Transfer and Trust Company.

ROCKWELL MEDICAL TECHNOLOGIES, INC.
By:
Name:
Title